Exhibit 10.11

FIRST AMENDMENT TO INVESTMENT AGREEMENT

THIS FIRST AMENDMENT TO INVESTMENT AGREEMENT (this “First Amendment”) is made and dated as of January 14, 2011 by and among Capital Bank Corporation, a corporation organized under the laws of the State of North Carolina (the “Company”), Capital Bank, a North Carolina state-chartered banking corporation and a banking subsidiary of the Company (the “Bank”), and North American Financial Holdings, Inc., a Delaware corporation (“Purchaser”). The Company, the Bank and Purchaser are collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, the Parties entered into an Investment Agreement dated as of November 3, 2010 (the “Investment Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Investment Agreement); and

WHEREAS, the Parties now desire to amend the Investment Agreement.

NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein and of other good and valuable consideration, the receipt and legal sufficiency of which they hereby acknowledge, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Amendments to Investment Agreement. The Investment Agreement shall be, and it hereby is, amended as follows:

(a) Section 4.5 of the Investment Agreement is hereby amended and restated in its entirety to read as follows:

“4.5 Officers, Employees and Benefit Plans.

“(a) It is the intention of Purchaser to maintain in place the management team of the Bank, subject to the establishment of, and acceptance of, performance criteria in accordance with Purchaser’s anticipated business plan. Notwithstanding the foregoing, nothing in this Agreement, including this Section 4.5, shall be construed to guarantee or extend any offer of employment to, or to prevent the termination of employment of any employee or the amendment or termination of any particular Benefit Plan to the extent permitted by its terms.

(b) The Company and the Bank shall, prior to the Closing Date, take all necessary actions (including obtaining the consents of the affected participants, as applicable) to (i) amend the Capital Bank Defined Benefit Supplemental Executive Retirement Plan (the “SERP”) to, with respect to unvested amounts (determined as of immediately prior to the Closing Date) only, waive any “change in control” provision and corresponding entitlement to change in control benefits with respect to the transactions contemplated by this Agreement or any subsequent transaction or series of transactions (including a reorganization, share exchange, merger or consolidation) that result in the ownership of the outstanding voting securities of the Company or total voting power of the Company being transferred to or acquired by an entity that is an affiliate of Purchaser and that would otherwise be considered a change in control for purposes of the SERP, and (ii) subject to Purchaser’s written consent replace the SERP (which may be accomplished by amending the SERP), with respect to unvested amounts (determined as of immediately prior to the Closing Date) only, with a substantially identical Benefit Plan to be effective immediately following the Closing; provided, however, that the new Benefit Plan or the amended SERP, as applicable, will not provide for enhanced benefits or accelerated vesting upon a “change in control” that are triggered by a transaction or series of transactions (including a reorganization, share exchange, merger or consolidation) that result in the ownership of the outstanding voting securities of the Company or total voting power of the Company being transferred to or acquired by any entity that is an affiliate of Purchaser.

(c) Purchaser, the Company and the Bank agree, subject to any legal or regulatory restrictions or limitations, immediately following the Closing to pay the change in control payments described in Section 4.5(c) of the Company Disclosure Schedule; it being understood and agreed that in no event will the amounts payable in respect of previously vested and accrued SERP benefits exceed the amounts set forth on such Schedule, except for any change in amounts solely due to a change in discount rate or valuation date of the previously vested and accrued SERP benefits or solely due to any additional vesting pursuant to the requirements of the SERP in the event of a delay in the Closing Date to a date after January 31, 2011. In addition, Purchaser and the Company acknowledge and agree that, at Closing, all options to purchase Company common stock and all Company restricted stock awards shall fully vest pursuant to their terms to the extent permitted by Sections 111 and 302 of EESA or other applicable law.”

(b) Section 2.2(s)(1)(A) of the Company Disclosure Schedule is hereby amended by adding the following thereto:

“28. Amendment to the Amended and Restated Employment Agreement with B. Grant Yarber, dated as of January 14, 2011

29. Amendment to the Employment Agreement with Michael Moore, dated as of January 14, 2011

30. Amendment to the Amended and Restated Employment Agreement with Mark Redmond, dated as of January 14, 2011

31. Amendment to the Employment Agreement with David Morgan, dated as of January 14, 2011”

(c) Section 4.5(c) of the Company Disclosure Schedule is hereby amended and restated in its entirety to read as provided on Schedule 4.5(c) hereto.

(d) Section 6.11 of the Investment Agreement is hereby amended and restated in its entirety to read as follows:

“6.11 No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, including Section 4.5(a) hereof, is intended to confer upon any person other than the parties hereto, any benefit, right or remedies, except that the provisions of Sections 3.6, 4.1(b), 4.1(c), 4.5(b) and 4.5(c) shall inure to the benefit of the persons referred to in such Sections.”

(e) Exhibit B to the Investment Agreement is hereby amended by deleting the words “in exchange for an aggregate cash purchase price equal to fifty percent (50%) (or such greater amount as Purchaser, in its sole discretion, may consent in writing) of the sum of (i) the aggregate liquidation value of the outstanding Series A Preferred and (ii) the amount of accrued but unpaid dividends on the Series A Preferred” therein.

2. Reference to and Effect on the Investment Agreement.

(a) From and after the effective date hereof each reference in the Investment Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Investment Agreement, and each reference in any agreement to be delivered in connection with the Closing under the Investment Agreement to the “Investment Agreement”, “Agreement”, “thereunder”, “thereof” or words of like import referring to the Investment Agreement, shall mean and be a reference to the Investment Agreement as amended hereby.

(b) Except as specifically amended above, the Investment Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

3. Execution in Counterparts. This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

4. Governing Law. This First Amendment shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina without regard to any applicable conflicts of law.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

CAPITAL BANK CORPORATION

By:	/s/ B. Grant Yarber
	Name:	B. Grant Yarber
	Title:	President and Chief Executive Officer

CAPITAL BANK

By:	/s/ B. Grant Yarber
	Name:	B. Grant Yarber
	Title:	President and Chief Executive Officer

NORTH AMERICAN FINANCIAL HOLDINGS, INC.

By:	/s/ Christopher G. Marshall
	Name:	Christopher G. Marshall
	Title:	Chief Financial Officer